EXHIBIT 10.70

ADDENDUM

Made this 6th day of February 2012 (the "Effective Date") by and between Viral Genetics, Inc., a Delaware corporation (the "Company"), and Anthony Freda, Jr. ("Consultant").

WHEREAS Company and Consultant are party to a Consulting Agreement dated September 1, 2008 (the "Agreement") that was extended under an Extension Agreement dated August 25, 2010 (the "Extension") in consideration of 1,250,000 shares of common stock of Company (the "Shares"), and are mutually desirous of clarifying the period of the Extension, and when and how the Services provided thereunder were delivered and the Shares earned.

NOW, THEREFORE, for good and lawful consideration and of the mutual covenants contained herein and the mutual benefits to be derived hereunder, the parties agree as follows:

1.	Consultant and Company agree and acknowledge for the sake of clarification that:

(a)	the Extension was made effective August 25, 2010 and addressed the term of January 1, 2010 through December 31, 2011 (the "Extended Term"), during which Consultant provided the Services;

(b)	the Shares are payable for Services provided during the Extended Term;

(c)	at all times during the Extended Term, Consultant provided the Services regularly and on an ongoing basis throughout; and

(d)	the Shares payable for the Services provided during the Extended Term are therefore deemed to have been earned on a monthly basis with one-twenty-fourth (1/24th) of the total Shares due and payable upon the completion of each month of service.

2.	All other terms and conditions of the Agreement and the Extension shall continue in full force and effect.

AGREED and entered into as of the date affixed hereof.

COMPANY:

VIRAL GENETICS, INC.

By: /s/ signature

Duly Authorized Officer

CONSULTANT:

/s/ Anthony Freda, Jr.     2/10/2012

Anthony Freda, Jr.